        Diamond Hill Capital Management, Inc.
        Compliance Program

Insider Trading
    Background
Section 10(b) of the Securities and Exchange Act of 1934, as amended (“Exchange Act”), and Rule 10b-5 prohibit material misrepresentation and misleading omissions in connection with the purchase and sale of securities. Rule 10b5-1 under the Exchange Act provides an affirmative defense to the above insider trading liability where, subject to certain conditions, the person: (i) entered into a binding contract to purchase or sale the security before becoming aware of the material nonpublic information, (ii) instructed another person to execute the trade for their account, or (iii) adopted a written plan for trading securities.
The term “insider trading” is not clearly defined in federal or state securities laws, but generally refers to buying or selling a security, in breach of a fiduciary duty or other relationship of trust or confidence, based on material non-public information about the security. Insider trading violations may also include “tipping” such information, securities trading by the person “tipped,” and securities trading by those who misappropriate such information.
While the law concerning trading on material non-public information is not static, it is generally understood that the law prohibits:
•Trading by an insider on the basis of material non-public information;
•Trading by a non-insider on the basis of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was disclosed to the non-insider in circumstances that imposed a duty of trust or confidence on the non-insider;
•Communicating material non-public information to others unless those persons have acknowledged a duty of trust or confidence.
•The purchase or sale of a security is “on the basis of” material non-public information about the security or the issuer of the security if the person making the purchase or sale was aware that the information was material non-public information when the person made the purchase or sale.
Diamond Hill Capital Management, Inc. (“DHCM” or the “Adviser”) is a wholly owned subsidiary of Diamond Hill Investment Group, Inc. (“DHIL”), which is a publicly traded company. DHCM is registered with the Securities and Exchange Commission (“SEC”) as an investment adviser. This policy covers the following two distinct areas:
1.Trading of DHIL common stock, and
2.Trading of securities by DHCM as investment adviser on behalf of its client accounts.
This policy applies to all directors, officers, and employees (each an “Associate”) of DHIL and DHCM (together, the “Company”).
    Policy
It is the policy of the Company to prohibit all Associates from trading, either personally or on behalf of others, on the basis of material non-public information or communicating material non-public information to other persons unless those persons have acknowledged a duty of trust or confidence.
It is also the policy of the Company that the Company will not engage in transactions in Company securities, including Company common stock and any other securities that the Company may issue (“Company Securities”), while aware of material nonpublic information relating to the Company, any of the Company’s subsidiaries, or Company Securities, except pursuant to a Rule 10b5-1 Plan entered into and maintained in compliance with this Policy and applicable law.

        Diamond Hill Capital Management, Inc.
        Compliance Program

Definitions
Insider: The term “insider” is broadly defined. It includes not only the directors and employees of an issuer but also extends to persons who enter into a special confidential relationship in the conduct of an issuer’s affairs and, as a result, are given access to information solely for the issuer’s purposes.1
Duty of Trust or Confidence: A “duty of trust or confidence” exists in the following circumstances, among others:
•Whenever a person agrees to maintain information in confidence;
•Whenever the person communicating the material non-public information and the person to whom it is communicated have a history, pattern, or practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the material non-public information expects that the recipient will maintain its confidentiality; or
•Whenever a person receives or obtains material non-public information from their spouse, partner, parent, child, or sibling; provided, however, that the person receiving or obtaining the information may demonstrate that no duty of trust or confidence existed by establishing that they neither knew nor reasonably should have known that the person who was the source of the information expected that the person would keep the information confidential.
Material Information: Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making their investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. Material information often relates to:
•A company’s earnings results and/or operations. This information may include: dividend changes, earnings results, significant acquisition of new clients, significant loss of existing clients, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, major disruptions in a company’s operations, and extraordinary management developments.
•The market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.
Non-Public Information: Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, or through a publication of general circulation or media outlet.
Procedures - DHIL Common Stock
Associates of the Company are prohibited at any time from:
•Purchasing, selling, or gifting securities of DHIL while the trading window is closed or while in possession of material non-public information,
•Selling short securities of DHIL,
•Purchasing or selling publicly traded options (including writing covered calls) on securities of DHIL, and
•Purchasing or selling any other derivative arrangement related to securities of DHIL or engaging in any other speculative or hedging activities related to securities of DHIL that may have a similar economic effect.
1 Outside lawyers, auditors, tax preparers, consultants, investment bankers or others who receive confidential information in the course of providing services to an issuer are known as “constructive insiders.”

        Diamond Hill Capital Management, Inc.
        Compliance Program

Personal security trading by all Associates, with the exception of DHIL directors, is also covered by the Code of Ethics that complies with Rule 17j-1 of the Investment Company Act of 1940, as amended, and Rule 204A-1 of the Investment Advisers Act of 1940, as amended. For the avoidance of doubt, the above restrictions are in addition to, not in replacement of, restrictions detailed in the Codes of Ethics.
Periodically, management will close the window to trade DHIL stock for all Associates. This is typically done each quarter surrounding the time leading up to the filing of the Company’s 10-Qs or 10-K. Management typically sends an email notifying Associates when the window is closed and when it re-opens. In addition, if Associates are uncertain whether the trading window is open or closed, they can refer to the home page of DH Share or inquire of the Chief Financial Officer (“CFO”) or Chief Compliance Officer (“CCO”).
If an Associate believes they may be in possession of material non-public information regarding the Company during a time when the trading window is open, they should immediately report it to either the CCO or CFO.
Procedures - Use of Expert Networks
An “Expert Network” is a group of professionals who are leading experts in their field. These experts are available for hire by third parties who need consultation on specific topics that fall outside of their general knowledge base. Due to the level of access Expert Network professionals may have to publicly traded company information, they have a higher potential to be in possession of material non-public information relative to other traditional third-party research firms. Use of Expert Networks by the Company’s investment staff is permitted subject to pre-approval by the Chief Investment Officer (“CIO”) and CCO. Compliance will complete a due diligence review of the Expert Network and evaluate their policies, procedures, and controls related to preventing the transfer of material non-public information.
Procedures - DHCM as Investment Adviser to Client Accounts

The following procedures have been established to aid Associates in avoiding insider trading. Failure to follow these procedures may result in termination, regulatory sanctions and criminal penalties.
Identify Material Non-Public Information
Potential sources of material non-public information include, but are not limited to:
•Trade desk employees in day-to-day discussions with trading partners,
•PMs and analysts in meetings with management,
•PMs and analysts in meetings with outside research firms or Expert Networks,
•PMs and analysts in general discussions with employees at other firms,
•External Advisors, such as auditors, legal firms, consultants, etc.,
•Suppliers and contractors,
•Investment bankers,
•Clients or potential clients, particularly those who are corporate executives or financial professional investors, and
•Anyone employed by a publicly traded company.
Before trading or making investment recommendations for yourself or others, including investment companies or private accounts managed by the Company, or in the securities of a company about which you may have information that may be material non-public information, ask yourself the following questions:

        Diamond Hill Capital Management, Inc.
        Compliance Program

Is the information material?
Is this information that an investor would consider important in making an investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?
Is the information non-public?
To whom has this information been provided? Has the information been effectively communicated to the market place by being published in publications of general circulation or media outlet?
Report Material Non-Public Information
If, after consideration of the above, it is believed that the information may be material and non-public, or if further questions arise as to whether the information is material and non-public, the following procedures shall be followed:
•Report the matter immediately to the CCO (or their designee).
•Do not purchase, sell or recommend securities on behalf of yourself or others, including client accounts managed by the Company.
•Do not communicate the information inside or outside the Company other than to report it to the CCO.
•The CCO shall review the issue and instruct you as to the proper course of action to take.
Restricting Access to Material Non-Public Information
Information in your possession that may be considered as material and non-public may not be communicated to anyone, including persons within the Company, except to the CCO. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be securely maintained and not accessible by others.
Resolving Issues Concerning Material Non-Public Information
If, after consideration of the items set forth above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.
Penalties

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation. Penalties may include, among other things: civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and, significant fines for the employer or other controlling persons. In addition, any violation of this policy can be expected to result in serious disciplinary actions by the Company, up to and including termination.
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